Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of the 29th day of July, 2026, by and between Cabot Corporation (“Cabot” or the “Company”) and Sean D. Keohane (“Keohane”).

WHEREAS, in connection with his retirement from Cabot and the parties’ agreement to the terms of this Agreement, Keohane has provided Cabot his resignation as Cabot’s President and Chief Executive Officer, and as a Director of the Company, effective September 30, 2026 (the “Transition Date”).

WHEREAS, to provide a smooth transition of responsibilities, Cabot desires Keohane to remain an employee through December 31, 2026 (the period from the Transition Date through the date Keohane’s employment terminates, hereinafter referred to as the “Retirement Date”, is hereinafter referred to as the “Transition Period”), and Keohane is willing to do so, on the terms and conditions set forth below.

In consideration of the foregoing, and the mutual promises, covenants and agreements set forth herein, Cabot and Keohane intending to be legally bound, hereby agree as follows:

1. Performance. During the Transition Period, Keohane will remain an employee-at-will of the Company and continue to receive base salary, payable at the rate in effect as of the date hereof, and continue to participate in all employee benefit plans of the Company (including, but not limited to, the Company’s medical, dental, life insurance, supplemental life insurance, financial advisory, executive physical and vacation benefit plans) in accordance with the terms of those plans; provided, however, that, Keohane shall not be entitled to any short-term incentive bonus for the portion of the 2027 fiscal year he is employed by Cabot and shall not be entitled to any long-term incentive awards with respect to the 2027 fiscal year. In addition, Keohane’s rights and obligations under Cabot’s benefit plans, including but not limited to the Deferred Compensation Plan, the Supplemental 401(k) Plan, and the Supplemental Cash Balance Plan, shall be governed by the terms of such plans. During the Transition Period, Keohane will serve as a special advisor to the President and Chief Executive Officer of the Company and assist with an orderly transition of his duties and responsibilities, meet with advisors and other constituents of the Company to facilitate this transition and provide advice to the Company based on his knowledge of the Company and its business. Keohane agrees to continue to devote his best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time. Provided that Keohane complies in full with his obligations hereunder, it is expected that the Retirement Date will be December 31, 2026; and unless Keohane’s employment with the Company terminates before such date, Keohane will retire from Cabot on such date and no longer be an employee of the Company.

2. Consideration. In consideration of Keohane’s acceptance of this Agreement and subject to Keohane meeting in full his obligations hereunder, including his obligation to execute, without subsequently revoking, a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release of Claims”) on or after the Retirement Date (and within the time period prescribed therein), and to execute the non-competition and non-solicitation agreement in the form attached hereto as Exhibit B (the “Non-Competition and Non-Solicitation Agreement”), the Company agrees as follows:

(A) that Keohane’s outstanding equity awards shall be deemed eligible for retirement vesting treatment, as defined in Keohane’s applicable award agreements (as amended), effective as of the Retirement Date. The Company acknowledges and agrees that required committee or other approvals, if any, have been obtained or satisfied regarding such retirement vesting treatment. Accordingly, assuming vesting of Keohane’s outstanding equity awards in November 2026 in accordance with the terms and conditions of such awards as in effect on the date hereof, and retirement vesting treatment of Keohane’s remaining outstanding equity awards effective as of the Retirement Date, the table below sets forth:

(i) the vested and unvested stock options Keohane holds as of the date hereof, and specifies the options scheduled to vest in accordance with their terms on November 8, 10, and 19, 2026, as applicable, and, in accordance with the terms and conditions of this Agreement; and, effective as of the Retirement Date, the options expected to vest in accordance with the retirement vesting provisions, the extended option exercise periods of certain of such options in accordance with the retirement vesting provisions, and the number of options that Keohane will forfeit upon his retirement on the Retirement Date.

Grant Date	Exercise Price	Vested Options	Unvested Quantity	Options Vesting Nov 2026	Options Deemed Vested under Retirement Vesting Provisions/ Options to be Forfeited	Total Quantity of Vested Options as of January 13, 2027	Expiration Date
11/10/2017	$62.24	91,923	0			91,923	11/9/2027
11/9/2018	$50.00	137,674	0			137,674	11/8/2028
11/8/2019	$50.23	147,471	0			147,471	11/7/2029
11/13/2020	$40.97	171,568	0			171,568	1/1/2030
11/12/2021	$58.27	104,231	0			104,231	1/1/2030
11/11/2022	$73.84	71,917	0			71,917	1/1/2030
11/10/2023	$74.40	47,483	31,656	31,656		79,139	1/1/2030
11/8/2024	$114.99	15,180	35,420	15,180	5,060/15,180	35,420	1/1/2030
11/19/2025	$59.76	0	122,114	36,634	9,158/76,322	45,792	1/1/2030

TOTAL		787,447	189,190	83,470	14,218/91,502	885,135

(ii) the outstanding time-based restricted stock units Keohane holds as of the date hereof, and specifies the TSUs scheduled to vest in accordance with their terms on November 10, 2026; and, effective as of the Retirement Date, the TSUs expected to vest in accordance with the retirement vesting provisions, and the number of TSUs Keohane will forfeit upon his retirement on the Retirement Date.

Award Grant Date	Number of TSUs	TSUs vesting November 10, 2026	TSUs Deemed Vested under Retirement Vesting Provisions	TSUs to be Forfeited
11/10/2023	25,000	25,000	0	0
11/8/2024	16,957	0	12,717	4,240
11/19/2025	32,630	0	13,595	19,035

(iii) the outstanding performance-based restricted stock units Keohane holds as of the date hereof, and specifies the banked PSUs and PSUs scheduled to vest in accordance with their terms on November 10, 2026; and, effective as of the Retirement Date, the PSUs expected to vest in accordance with the retirement vesting provisions, and the number of PSUs Keohane will forfeit upon his retirement on the Retirement Date; it being understood that any shares issuable to Keohane from the vesting of PSUs for the 2027 performance period will only settle and be issued following the Compensation Committee certifying the Company’s performance for such period.

Award Grant Date	Number of PSUs	PSUs vesting November 10, 2026	PSUs Deemed Vested under Retirement Vesting Provisions	PSUs to be Forfeited

11/10/2023	29,166	33,434 banked for 2024 and 2025 performance and 9,722 subject to 2026 performance	0	0

11/8/2024	19,784	0	7,240 banked for 2025 performance, 6,595 subject to 2026 performance, and 1,648 subject to 2027 performance	4,947 representing 9/12ths of PSUs subject to 2027 performance

11/19/2025	38,068	0	12,689 subject to 2026 performance, and 3,172 subject to 2027 performance	9,517 representing 9/12ths of PSUs subject to 2027 performance and 12,690 PSUs subject to 2028 performance

For the avoidance of doubt, this list shall be updated on the Retirement Date to reflect any option exercises from and after the date hereof through and including the Retirement Date.

(B) During the twenty-four-month period following the Retirement Date, the Company will continue to provide the financial planning benefit received by Keohane from AYCO while he was an active employee of the Company (the “Financial Planning Benefit”). To the extent this benefit is taxable, Keohane shall pay to the Company any associated withholding amounts required by federal, state and/or local wage or income taxes attributable to this benefit.

(C) If the Company terminates Keohane’s employment for any reason other than for Cause (as defined herein) prior to the Retirement Date, Keohane shall be entitled to receive: (i) continued vesting of any of Keohane’s outstanding unvested equity awards that would otherwise be scheduled to vest in accordance with the terms of such awards in November 2026, and (ii) the other consideration set forth in this Section 2 and Section 3 of this Agreement, namely, retirement vesting treatment of Keohane’s outstanding equity awards and the Financial Planning Benefit as outlined in this Section 2, and Keohane’s 2026 short-term incentive bonus, subject to the terms and conditions set forth in such Sections, including Keohane having executed without subsequently revoking the Release of Claims and the Non-Competition and Non-Solicitation Agreement at the time of such earlier termination.

If (i) Keohane does not timely execute the Release of Claims, or if the Release of Claims does not become effective in accordance with its terms, (ii) Keohane does not timely execute the Non-Competition and Non-Solicitation Agreement, or (iii) Keohane terminates his employment for any reason, or the Company terminates Keohane’s employment for Cause, in either case prior to December 31, 2026, none of Keohane’s outstanding equity awards shall be deemed eligible for retirement vesting treatment, and the vesting of such awards shall be as otherwise set forth in the relevant award agreements as in effect on the date hereof, and Keohane shall not be entitled to the Financial Planning Benefit. The retirement vesting treatment of Keohane’s outstanding equity awards, including the extended exercise period for any vested options, and the Financial Planning Benefit shall only become effective on the expiration of the seven business day period provided for in the Release of Claims and the Non-competition and Non-solicitation Agreement (Exhibit B), and only if the revocation rights contained therein are not timely exercised by Keohane, and following Keohane’s execution and delivery of the Non-Competition and Non-Solicitation Agreement.

Except as specifically modified by the preceding sentence, any such exercise of vested stock options by Keohane shall be in accordance with the terms of the Amended and Restated 2017 Long-Term Incentive Plan, or the 2025 Long-Term Incentive Plan, as applicable, and the terms of the award agreements under which such stock options were granted.

Keohane understands and agrees that his rights and obligations with respect to any shares of stock, stock units or stock options granted to him by Cabot that are vested on or as of the Retirement Date shall be governed by the applicable equity plan under which they were granted and any agreements or other requirements applicable to those shares, stock units or options. Keohane understands and agrees that the long-term incentive grants described in the tables above as grants to be forfeited by Keohane on the Retirement Date shall be forfeited with no consideration due to Keohane pursuant to the terms of such awards. Keohane further understands and agrees that if Keohane terminates his employment with the Company for any reason prior to November 8, 10, or 19, or December 31, 2026, as the case may be, or if the Company terminates Keohane’s employment for Cause prior to any such date, the long-term incentive grants set forth in the tables above scheduled to vest, or deemed to vest under the retirement vesting provisions of such awards, on any such date, to the extent they remain unvested, will be forfeited by Keohane on the date of such termination of employment with no consideration due to Keohane pursuant to the terms of such awards, and Keohane will not be entitled to the Financial Planning Benefit.

3. Annual STI Bonus. Keohane shall be entitled to receive his 2026 short-term incentive bonus, based on Cabot’s actual performance for the full fiscal year and Keohane’s individual performance as assessed by the Compensation Committee and the other independent Directors of Cabot’s Board of Directors, and paid at the same time the 2026 STI bonuses are paid to participants in the STI program; provided however, if Keohane terminates his employment with the Company for any reason, or if the Company terminates Keohane’s employment for Cause, in either case prior to the payment of such bonus, Keohane shall not be entitled to such STI bonus.

For purposes of this Agreement, “Cause” shall mean only (i) Keohane’s material breach of this Agreement or any material written policy of the Company or its Affiliates, which material breach, if susceptible to cure, remains uncured fourteen (14) days after the Company has provided written notice to Keohane specifying in reasonable detail the nature of the alleged breach or (ii) Keohane’s commission of a felony or other crime involving moral turpitude. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

4. Non-Competition, Non-Solicitation. To protect the Confidential Information (as defined below), customer goodwill and other legitimate business interests of Cabot (which shall include, for purposes of this paragraph 4, Cabot, its Affiliates and its subsidiaries), Keohane agrees to execute and deliver to the Company the Non-competition and Non-solicitation Agreement (Exhibit B) on or after the Retirement Date. Keohane acknowledges and agrees that the compensation and benefits provided to Keohane under this Agreement, including the retirement vesting treatment of the outstanding equity awards to which Keohane is not otherwise entitled, is sufficient consideration for the promises Keohane makes to the Company under the Non-Competition and Non-Solicitation Agreement. This Agreement and the Non-Competition and Non-Solicitation Agreement, once executed, will supersede any post-employment non-competition and non-solicitation covenants set forth in the Employee Agreement (the “Employee Agreement”) between Keohane and Cabot dated August 21, 2002.

5.	Confidential Information.

(A) Keohane agrees that he will continue to keep confidential and protect Confidential Information, as defined herein, and that he will not, directly or indirectly, disclose it to others or use it for any purpose other than in the proper performance of his continued obligations through the Retirement Date. As used in this Agreement, “Confidential Information” means:

(i) any and all information of Cabot (which shall include, for purposes of this paragraph 5, Cabot, its Affiliates and its subsidiaries) of a confidential and/or proprietary nature, including, but not limited to: technology; inventions (whether or not patentable); trade secrets; samples; compositions; techniques and equipment; methods; manufacturing processes and processing conditions; engineering data; drawings; specifications; formulae; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; the identities and requirements of customers and prospective customers; customer lists; suppliers and supplier lists; the identities of other individuals or third parties with whom Cabot has or with which Cabot is seeking to develop a business relationship and the nature and details of any such relationship or potential relationship; software and networks; business, marketing and any other plans and strategies; sales, pricing, raw materials and cost information; financial information; compensation, benefits and related incentives; and any other information relating to Cabot and its businesses beyond confidential and/or proprietary customer, supplier or business partner communications as set forth in (ii) below to the extent that such information has not been published or is not publicly available; and,

(ii) any and all information received confidentially by Cabot in the conduct of its business from any customer or other third party (e.g. supplier or business partner) of a confidential and/or proprietary nature, including, but not limited to: technology; inventions (whether or not patentable); trade secrets; samples; compositions; performance targets and criteria; techniques and equipment; methods; manufacturing processes and processing conditions; engineering data; drawings; specifications; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; customers and customer lists; suppliers and supplier lists; software and networks; business and marketing plans and strategies; pricing and costs information; financial information; and any other information relating to such customer or third party and its businesses.

Confidential Information does not include information that (a) is or becomes known publicly through no fault of Keohane’s; (b) Keohane has learned from a third party who Keohane believes in good faith and upon reasonable inquiry is entitled to disclose it; (c) is already known to Keohane before disclosure by the Company (provided that the information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation to the Company); or (d) is independently developed by Keohane without the use of or reference to the Confidential Information. Further, Confidential Information does not include information lawfully acquired, as a non-management employee, about wages, hours or terms and conditions of employment if used by Keohane for purposes protected by Section 7 of the National Labor Relations Act, such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for Keohane’s mutual aid or protection.

(B) Nothing in this Agreement prohibits Keohane from reporting an event that Keohane reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. Keohane is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual (consultant, contractor or employee) who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement or in any other Company agreement, policy, directive, or representation prohibits or impedes Keohane, or any employee or former employee of the Company, from communicating directly with the SEC under the protection of SEC Rule 21F-17. If Keohane has initiated communication with the SEC relating to a possible securities law or rule violation, nothing in this Agreement prohibits or impedes Keohane’s ability to continue to communicate directly with the SEC or requires Keohane to first seek consent, written or oral, from the Company before doing so. Further, nothing in this Agreement prohibits or impedes Keohane from testifying in any SEC proceeding or, if eligible under applicable law, interferes with Keohane’s right, if any, to receive an award from the government for information provided to the SEC.

6. Proprietary Rights. Keohane hereby agrees that all inventions, discoveries and improvements conceived or made by Keohane during his employment with Cabot (which shall include, for purposes of this paragraph 6, Cabot, its Affiliates and its subsidiaries) that (i) relate to the business or activities of Cabot or (ii) were or are conceived or developed by Keohane during normal working hours or using Cabot’s facilities, belong to Cabot, whether or not reduced to writing or practice during Keohane’s employment with Cabot. Keohane hereby assigns to Cabot or its nominee all Keohane’s rights and interest in any such inventions, discoveries and improvements and agrees to keep protected the interest of Cabot or its nominee in any such inventions, discoveries and improvements. Keohane is also assigning to Cabot or its nominee all copyrights and reproduction rights to any material prepared by Keohane during his employment with Cabot that (i) relate to the business activities of Cabot or (ii) were or are conceived or developed by Keohane during normal working hours or using Cabot’s facilities. To the extent that Keohane cannot assign and transfer any of the foregoing rights or interest, then Keohane hereby grants Cabot an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the aforesaid inventions, discoveries, improvements and materials. If within the twelve-month period following the Retirement Date, Keohane discloses to anyone or files a patent application with respect to any invention, discovery or improvement relating to any subject matter with which Keohane’s work for Cabot was concerned, such invention, discovery or improvement shall be presumed to have been made by Keohane during his employment with Cabot unless Keohane can provide clear and convincing evidence to the contrary.

7. Employment Agreement. Notwithstanding the foregoing, except as expressly provided in Section 4 above, Keohane acknowledges that he continues to be bound by his obligations under the Employee Agreement to the extent such obligations are in addition to the obligations and matters set forth herein.

Except as otherwise stated herein, this Agreement does not modify or supersede any obligations that Keohane has to Cabot by law or otherwise.

8. Termination. This Agreement, and Keohane’s employment, may be terminated by Cabot for Cause. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to require that Keohane repay or forfeit, as applicable, his STI bonus or long-term incentive awards previously paid or provided to Keohane hereunder at any time if the Company determines, reasonably and in good faith, that Keohane has breached any of the terms and conditions of this Agreement or the Employee Agreement, or pursuant to the terms and conditions set forth in any applicable clawback policy of the Company, including but not limited to the Policy for Recoupment of Incentive Compensation, but any such termination of benefits shall not relieve Keohane of his obligations and undertakings under this Agreement. Other than with respect to any clawback, any Company determination made under this paragraph shall be subject to judicial review.

9. Acknowledgement, Severability. Keohane acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to paragraphs 4, 5 and 6 and under the Non-Competition and Non-Solicitation Agreement. Keohane understands and agrees that these restraints are necessary for the reasonable and proper protection of the legitimate business interests of Cabot (which shall include, for purposes of this paragraph 9, Cabot, its Affiliates and its subsidiaries), and that a breach by Keohane of any one of these restraints would cause irreparable harm and damage to Cabot. Keohane further acknowledges that damages would not be an adequate remedy for a breach or threatened breach by Keohane of any one of the covenants referenced in paragraphs 4, 5 and 6 and under the Non-Competition and Non-Solicitation Agreement. Keohane therefore agrees that Cabot shall be entitled to the enforcement of this Agreement by injunction, specific performance or other equitable relief, without need of posting a bond and without prejudice to any other rights and remedies that Cabot may have under this Agreement or under applicable law. Keohane further agrees that in the event that any provision of this Agreement or under the Non-Competition and Non-Solicitation Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. In the event of any breach, or alleged or threatened breach, of this Agreement, Keohane hereby consents and submits to the jurisdiction of the federal and state courts in and of the Commonwealth of Massachusetts, and this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

10. Reliance, Entire Agreement. Keohane hereby represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement (other than the express terms of this Agreement) made by Cabot or by any agents, representatives or attorneys of Cabot with regard to the subject matter, basis or effect of this Agreement. This Agreement (including Exhibit A and Exhibit B), and the documents referenced herein, constitute the entire agreement between Keohane and Cabot and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Keohane’s employment at Cabot and its termination and all related matters, except as otherwise specifically provided herein.

11. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12. Return of Company Property. In signing this Agreement, Keohane represents and warrants that, by the Retirement Date, Keohane will have returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in Keohane’s possession or control. Cabot may decide to allow Keohane to keep his computer and or phone should they have no residual useful value for Cabot and only if they are wiped clean of all Company information. Further, Keohane represents and warrants that he will not retain any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that Keohane’s employment with the Company will end on the Retirement Date, Keohane agrees that he will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system after the Retirement Date. Further, Keohane acknowledges that he will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which he has password-protected on any of its computer equipment or on its computer network or system.

CABOT CORPORATION

By:	/s/ Michael M. Morrow
Michael M. Morrow
Chair of the Board of Directors

Having carefully read and fully understanding the provisions and effects of this Agreement, the foregoing offer by Cabot Corporation is knowingly and voluntarily accepted and agreed to this 29th day of July, 2026.

/s/ Sean D. Keohane
Sean D. Keohane

Exhibit A

Post-Employment General Release and Waiver of Claims

For and in consideration of certain compensation and benefits to be provided to me under the Transition Agreement between me and Cabot Corporation (the “Company”), dated as of July 29, 2026 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and any other person or entity claiming through or under me, I hereby release and forever discharge the Company and its subsidiaries and other affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, insurers, employees, agents, representatives, consultants, successors and assigns, any employee benefit plans maintained by or on behalf of the Company or its subsidiaries, Affiliates (as defined in the Agreement), or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, in their official and individual capacities (collectively, the “Releasees”), from any and all causes of action, suits, rights, claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Releasees, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its subsidiaries or Affiliates or the termination thereof, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any similar state law, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment or fair employment practices laws of the Commonwealth of Massachusetts and any other state or states in which I have provided services to the Company or its subsidiaries or Affiliates (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I affirm and warrant that I have not filed any complaints, charges or claims for relief against Cabot with any local, state or federal court or administrative agency. I also affirm that I have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to me, except as expressly provided in the Agreement. I will not continue to earn vacation or other paid time off after the Retirement Date. I further affirm that I have not been retaliated against for reporting any allegations of wrongdoing by the Releasees, including any allegations of fraud or impropriety.

I understand that this Release of Claims does not include and will not preclude a claim for or with respect to: (a) base salary payable through the Retirement Date; or accrued, unused vacation time as recorded on the Company’s books as of the Retirement Date; (b) vested benefits and vested equity awards, in each case, as of the Retirement Date under any Company employee benefit plan or LTI Plan or award agreement in accordance with the terms of such plan or agreement; (c) compensation and benefits (and retirement vesting treatment under outstanding equity awards) under the Agreement; (d) any claim which, as a matter of law, cannot be released by private agreement; and (e) my rights to be indemnified by Cabot under Cabot’s By-Laws and/or Cabot’s Restated Certificate of Incorporation or the Indemnification Agreement between Cabot and me dated September 8, 2022, or as a Director or former Director, or an officer or former officer of Cabot to insurance coverage under Cabot’s directors’ and officers’ insurance program in accordance with its terms.

In addition, I understand that nothing in the Agreement or this Release of Claims including but not limited to the release of claims, warranties, confidentiality, and return of property provisions: (i) limits or affects my right to challenge the validity of the Agreement or this Release of Claims under the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act, (ii) prevents me from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration, or (iii) limits me from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, although by signing this Release of Claims I am waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited, or (iv) prohibits me from disclosing trade secret information to a governmental official or an attorney in the course of reporting a suspected violation of law, provided that such information is disclosed in accordance with 18 U.S.C. 1833.

THIS RELEASE AND WAIVER SPECIFICALLY WAIVES ALL RIGHTS AND CLAIMS I MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT. In accordance with these statutes, the Company advises me to consult with counsel prior to my execution of this Release of Claims. I acknowledge that I have had ample opportunity to consult with counsel prior to my execution of this Release of Claims, and was encouraged and advised in writing to do so. My waiver of claims under the Age Discrimination in Employment Act is in exchange for consideration that is in addition to anything of value to which I was already entitled. By signing this Release of Claims, I acknowledge that I have carefully read and fully understand all of its provisions, and knowingly and voluntarily intend to be legally bound by all of the terms in this Release of Claims. I further acknowledge that I have relied solely and completely upon my own judgment and/or the advice of counsel in entering into this Release of Claims.

I further acknowledge that I may not sign this Release of Claims prior to the Retirement Date (as such term is defined in the Agreement), but must sign this Release of Claims by the later of (i) eight (8) days following the Retirement Date (as defined in the Agreement) and (ii) twenty-one (21) days following July 29, 2026. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person of my choosing; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) business days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to Karen A. Kalita at Cabot Corporation prior to the end of the seven (7) business-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) business day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

I represent and warrant that I have (i) returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in my possession or control, unless otherwise agreed, and (ii) not retained any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). I agree that I will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, I acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on any of its computer equipment or on its computer network or system. For the avoidance of doubt, the Company acknowledges and agrees that this paragraph shall not apply to any of my personnel records or compensation/equity award materials, plans, agreements, or awards.

Accepted and agreed:

Signature:

Sean D. Keohane

Date: January  , 2027

Exhibit B

Non-Competition and Non-Solicitation Agreement

For and in consideration of certain compensation to be paid to me under Section 2 of the Transition Agreement between me and Cabot Corporation (the Company”), dated as of July 29, 2026 (the “Agreement”), the receipt of which I am not otherwise entitled and is conditioned on my making and keeping the promises set forth herein, and to protect the Confidential Information, customer goodwill and other legitimate business interests of Cabot, its Affiliates (as defined in the Agreement) and its subsidiaries, I agree that:

(a)

for a period of twelve months following the Retirement Date (as defined in the Agreement), I will not, unless authorized in writing by the Company, within the Territory (as defined below), directly or indirectly (either alone or in association with any person, firm, corporation, or other entity or otherwise) work for or on behalf of, become an owner, partner or investor (holding 5% or more of the ownership interest) in, consult with, or otherwise provide any services to any third party (whether or not for compensation) in any area or activity that is competitive with any business or research and development activity of Cabot in which I have been involved or to which I have been exposed during my employment at Cabot; I further agree that because I have been in a position where my responsibilities have been corporate-wide and not geographically limited to an assigned location or territory, Territory means such countries in which Cabot is marketing or is pursuing marketing products as of the Retirement Date, including state and state-equivalents and county and county-equivalents within those countries;

(b)

for a period of twelve months following the Retirement Date, I will not, unless authorized in writing by the Company, directly or indirectly (either alone or in association with any person, firm, corporation, or other entity or otherwise) solicit, contact or call upon, or attempt to do the same, any customer of Cabot with whom I had contact during my employment with Cabot in an effort to induce such customer to purchase goods or services offered by Cabot from a party other than Cabot; and,

(c)

for a period of twelve months following the Retirement Date, I will not, unless authorized in writing by the Company, directly or indirectly (either alone or in association with any person, firm, corporation, or other entity or otherwise) hire, recruit, solicit, induce, or attempt to do the same, any employee or independent contractor of or supplier to Cabot who is employed by or providing services or products to Cabot as of or prior to the Retirement Date, to leave the employ or service of Cabot or otherwise cease to make his/her/its services or products available to Cabot.

Section 9 of the Agreement is incorporated herein by reference.

In signing this Non-Competition and Non-Solicitation Agreement, I acknowledge that I have had sufficient opportunity to consider its terms and that Cabot has advised me to consult with an attorney concerning this Non-Competition and Non-Solicitation Agreement, which creates legally binding obligations. I also acknowledge and agree that, as an agreement entered into in connection with the cessation of my employment, I have seven (7) business days to rescind my acceptance of this Non-Competition and Non-Solicitation Agreement and that it will become effective upon the eighth (8th) business day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

Accepted and agreed:

Signature:

Sean D. Keohane

Date: January , 2027